EXHIBIT 5.1

FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone 612-766-7000
Fax 612-766-1600

August 8, 2018

Insignia Systems, Inc.
8799 Brooklyn Blvd.
Minneapolis, MN 55455

In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of shares of common stock, $.01 par value per share, of Insignia Systems, Inc., a Minnesota corporation (the “Company”), offered and to be offered pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) and Employee Stock Purchase Plan (the “Stock Plan”), we have examined such corporate records and other documents, including the Registration Statement on Form S-8 of even date herewith (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.

Accordingly, based upon the foregoing, we are of the opinion that:

1.
The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the 2018 Plan and Stock Plan.

2.
The shares that may be issued pursuant to the 2018 Plan and Stock Plan will be, upon issuance in accordance with the respective plan, validly issued and outstanding and fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE BAKER DANIELS LLP

/s/ Joshua L. Colburn
Joshua L. Colburm
Partner